                           Offer to Purchase for Cash
                 All of the Outstanding Shares of Common Stock
                  (Including the Associated Rights to Purchase
                 Series B Junior Participating Preferred Stock)

                                       of

                       TRANSITIONAL HOSPITALS CORPORATION

                                       at

                              $16.00 NET PER SHARE

                                       by

                              LV ACQUISITION CORP.
                          A Wholly-Owned Subsidiary of
                                  VENCOR, INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
                                     TIME,
           ON WEDNESDAY, JUNE 4, 1997, UNLESS THE OFFER IS EXTENDED.
                            ------------------------

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES OF
  COMMON STOCK, PAR VALUE $1.00 PER SHARE (INCLUDING THE ASSOCIATED RIGHTS TO
   PURCHASE SERIES B JUNIOR PARTICIPATING PREFERRED STOCK) (THE "SHARES"), OF TRANSITIONAL HOSPITALS CORPORATION (THE "COMPANY"), THAT WILL CONSTITUTE AT
LEAST 66 2/3% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS AS OF THE DATE SHARES ARE ACCEPTED FOR PAYMENT, (2) THE AGREEMENT AND PLAN OF MERGER, DATED AS
    OF MAY 2, 1997 (THE "SELECT MEDICAL MERGER AGREEMENT"), BY AND AMONG THE COMPANY, SELECT MEDICAL CORPORATION, A DELAWARE CORPORATION, AND SM ACQUISITION
  CO., A NEVADA CORPORATION, HAVING BEEN TERMINATED WITHOUT ANY PAYMENTS BY OR
    LIABILITY ON THE PART OF THE COMPANY (OTHER THAN ANY APPLICABLE PAYMENTS PURSUANT TO SECTION 9.2 OF THE SELECT MEDICAL MERGER AGREEMENT), (3) THE RIGHTS
 HAVING BEEN REDEEMED BY THE BOARD OF DIRECTORS OF THE COMPANY OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS HAVE BEEN INVALIDATED
  OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE TRANSACTIONS CONTEMPLATED HEREIN, (4) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE
NEVADA CONTROL SHARE ACQUISITION STATUTE SHALL BE INAPPLICABLE TO THE OFFER AND THE MERGER, (5) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE
 NEVADA BUSINESS COMBINATION STATUTE SHALL BE INAPPLICABLE TO THE OFFER AND THE
  MERGER, (6) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT ALL NECESSARY HEALTHCARE APPROVALS HAVE BEEN OBTAINED ON TERMS SATISFACTORY TO THE
PURCHASER, AND (7) THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE
                    REGULATIONS THEREUNDER. SEE SECTION 13.

              THE OFFER IS NOT CONDITIONED ON OBTAINING FINANCING.

                                   IMPORTANT

    VENCOR, INC. ("VENCOR") AND LV ACQUISITION CORP. ("THE PURCHASER") ARE SEEKING TO NEGOTIATE WITH THE COMPANY WITH RESPECT TO THE ACQUISITION OF THE COMPANY BY VENCOR OR THE PURCHASER. THE PURCHASER RESERVES THE RIGHT TO AMEND THE OFFER UPON ENTERING INTO A MERGER AGREEMENT WITH THE COMPANY, OR TO NEGOTIATE A MERGER AGREEMENT WITH THE COMPANY NOT INVOLVING A TENDER OFFER.

    Any stockholder desiring to tender all or any portion of such stockholder's shares of common stock, par value $1.00 per share, of the Company (the "Shares"), including the associated rights to purchase Series B Junior Participating Preferred Stock (the "Rights") should either (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with such stockholder's certificate(s) for the tendered Shares and, if separate Rights certificates (the "Rights Certificates") have been issued by the Company, Rights and any other required documents to the Depositary, (2) follow the procedure for book-entry tender of Shares and Rights set forth in Section 3, or
(3) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered. Unless the context requires otherwise, all references to Shares herein shall include the associated Rights.

                                                   (Continued on following page)

                      The Dealer Manager for the Offer is:

                        CREDIT     FIRST
                        SUISSE     BOSTON

May 7, 1997

(Continued from previous page)

     The Rights are presently evidenced by the certificates for the Shares and a tender by a stockholder of such stockholder's Shares will also constitute a tender of the associated Rights so long as the Distribution Date (as defined herein) does not occur prior to the Expiration Date (as defined herein). Stockholders will be required to tender one associated Right for each Share tendered in order to effect a valid tender of such Share. If the Distribution Date occurs prior to the Expiration Date and the Purchaser waives that portion of the Rights Condition (as defined herein) requiring that a Distribution Date not have occurred, the procedures set forth herein with respect to separate delivery of Rights Certificates must be followed.

     A stockholder who desires to tender Shares and Rights and whose certificates for such Shares (and, if applicable, Rights) are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares (and, if applicable, Rights) by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent (as defined below) or to the Dealer Manager (as defined below) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or to the Dealer Manager.

                               TABLE OF CONTENTS

  SECTION                                                                                  PAGE
  -------                                                                                  ----
              Introduction.............................................................      1
     1.       Terms of the Offer.......................................................      5
     2.       Acceptance for Payment and Payment for Shares............................      6
     3.       Procedure for Tendering Shares...........................................      7
     4.       Rights of Withdrawal.....................................................     11
     5.       Certain Federal Income Tax Consequences of the Offer.....................     11
     6.       Price Range of Shares; Dividends.........................................     12
     7.       Effect of the Offer on Market for the Shares, Stock Exchange Listing, and
              Exchange Act Registration................................................     12
     8.       Certain Information Concerning the Company...............................     13
     9.       Certain Information Concerning the Purchaser and Vencor..................     15
    10.       Background of the Offer; Contacts with the Company.......................     18
    11.       Purpose of the Offer and the Merger; Plans for the Company and the
              Merger...................................................................     20
    12.       Source and Amount of Funds...............................................     21
    13.       Certain Conditions of the Offer..........................................     21
    14.       Dividends and Distributions..............................................     24
    15.       Certain Legal Matters....................................................     24
    16.       Fees and Expenses........................................................     28
    17.       Miscellaneous............................................................     29

Schedule I Information Concerning the Directors and Executive Officers of Vencor and the Purchaser

TO THE HOLDERS OF SHARES OF
TRANSITIONAL HOSPITALS CORPORATION:

                                  INTRODUCTION

     LV ACQUISITION CORP., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of VENCOR, INC., a Delaware corporation ("Vencor"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of TRANSITIONAL HOSPITALS CORPORATION, a Nevada corporation (the "Company"), including the associated rights to purchase Series B Junior Participating Preferred Stock (the "Rights") issued pursuant to the Rights Agreement, dated as of June 21, 1996 (the "Rights Agreement"), between Community Psychiatric Centers (the predecessor name of the Company) and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent"), at $16.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser. The Purchaser will pay all charges and expenses of First Chicago Trust Company of New York (the "Depositary") and D.F. King & Co., Inc. (the "Information Agent"). UNLESS THE CONTEXT REQUIRES OTHERWISE, ALL REFERENCES TO SHARES HEREIN SHALL INCLUDE THE ASSOCIATED RIGHTS, AND ALL REFERENCES TO THE RIGHTS SHALL INCLUDE ALL BENEFITS THAT MAY INURE TO THE HOLDERS OF THE RIGHTS PURSUANT TO THE RIGHTS AGREEMENT.

     In addition, if prior to the Expiration Date the obligation of the Company to pay the $19,415,000 termination fee to Select Medical Corporation, a Delaware corporation ("Select Medical"), is reduced or eliminated (without any payment by the Company) by final judicial action or agreement between Select Medical and the Company, then Vencor will increase the aggregate amount to be paid pursuant to the Offer and the cash-out of Company options by two-thirds of any such reduction. If the termination fee were invalidated in its entirety, the Offer price would increase by $0.32 per share. If the obligation of the Company is to pay the $19,415,000 termination fee is reduced or eliminated (without any payment by the Company) after the Expiration Date, Vencor will cause the Company to donate two-thirds of any such reduction to charities in the communities in which the Company has hospital facilities.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES, THAT WILL CONSTITUTE AT LEAST 66 2/3% OF THE OUTSTANDING SHARES OF THE COMPANY ON A FULLY DILUTED BASIS AS OF THE DATE SHARES ARE ACCEPTED FOR PAYMENT (THE "MINIMUM CONDITION"), (2) THE AGREEMENT AND PLAN OF MERGER, DATED AS OF MAY 2, 1997 (THE "SELECT MEDICAL MERGER AGREEMENT"), BY AND AMONG THE COMPANY, SELECT MEDICAL, AND SM ACQUISITION CO., A NEVADA CORPORATION, HAVING BEEN TERMINATED WITHOUT ANY PAYMENTS BY OR LIABILITY ON THE PART OF THE COMPANY (OTHER THAN ANY APPLICABLE PAYMENTS PURSUANT TO SECTION 9.2 OF THE SELECT MEDICAL MERGER AGREEMENT) (THE "SELECT MEDICAL TERMINATION CONDITION"), (3) THE RIGHTS HAVING BEEN REDEEMED BY THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE TRANSACTIONS CONTEMPLATED HEREIN (THE "RIGHTS CONDITION"), (4) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE NEVADA CONTROL SHARE ACQUISITION STATUTE (AS DEFINED HEREIN) SHALL BE INAPPLICABLE TO THE OFFER AND THE MERGER (THE "CONTROL SHARE CONDITION"), (5) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE NEVADA BUSINESS COMBINATION STATUTE (AS DEFINED HEREIN) SHALL BE INAPPLICABLE TO THE OFFER AND THE MERGER (THE "BUSINESS COMBINATION CONDITION"), (6) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT ALL NECESSARY HEALTHCARE APPROVALS (AS DEFINED HEREIN) HAVE BEEN OBTAINED ON TERMS SATISFACTORY TO THE PURCHASER (THE "HEALTHCARE CONDITION"), AND (7) THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT"). SEE SECTION 13.

     THE OFFER IS NOT CONDITIONED ON OBTAINING FINANCING.

     Purpose of the Offer; The Merger. The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. Vencor is seeking to negotiate with the Company a definitive acquisition agreement pursuant to which the Company would, as soon as practicable following consummation of the Offer, consummate a merger or similar business combination (the "Merger") between the Company and the Purchaser or an affiliate thereof, pursuant to which each Share that is issued and outstanding immediately prior to the effective time of the Merger (other than Shares held in the treasury of the Company or owned by Vencor, the Purchaser or any direct or indirect subsidiary of Vencor, or held by stockholders who properly exercise dissenters' rights, if any), would be converted pursuant to the terms of the Merger into the right to receive an amount in cash equal to $16.00 per Share (or such higher price as may be paid pursuant to the Offer (the "Offer Consideration")). See Section 11.

     Although the Purchaser will seek to have the Company consummate the Merger as soon as practicable after consummation of the Offer, if the Company Board opposes the Offer and the Merger, certain terms of the Rights, provisions of the Nevada General Corporation Law (the "NGCL") and provisions of the Company's Restated Articles of Incorporation (the "Articles") may affect the ability of the Purchaser to consummate the Offer, to obtain control of the Company and to effect the Merger. The timing of consummation of the Offer and the Merger will depend on a variety of factors and legal requirements, the actions of the Company Board, the number of Shares (if any) acquired by the Purchaser pursuant to the Offer, and whether the Minimum Condition, the Select Medical Termination Condition, the Rights Condition, the Control Share Condition, the Business Combination Condition and the Healthcare Condition have been satisfied or waived.

     Vencor and the Company were in the process of negotiating a merger agreement on May 2, 1997 when representatives of the Company advised representatives of Vencor that the Company had entered into the Select Medical Merger Agreement. On May 5, 1997, the Company announced publicly that it had entered into the Select Medical Merger Agreement, providing for a merger of SM Acquisition Co. with and into the Company in a transaction in which Shares would be converted into the right to receive $14.55 per Share in cash and for the payment by the Company of a $19,415,000 termination fee to Select Medical Corporation if the Company terminates the Select Medical Merger Agreement to accept an offer from Vencor or another party. See Section 10 for a description of the background of the Offer.

     Vencor believes the Company's decision to enter into the Select Medical Merger Agreement was unfair and the product of a process in which the Company's management favored bidders other than Vencor. Vencor believes that the Offer, together with Vencor's willingness to enter into negotiations with the Company regarding a merger agreement, will permit representatives of the Company to discuss a negotiated transaction with Vencor. Commencement of the Offer will also permit Vencor to commence the process of obtaining regulatory approvals for its acquisition of the Company and facilitate a more rapid completion of such an acquisition.

     Although Vencor is seeking a negotiated transaction with the Company, Vencor and the Purchaser intend, if necessary, to nominate, and solicit proxies for the election of, a slate of nominees who support the Offer and the Merger (the "Vencor Nominees"), to replace all the members of the Company Board at the next Annual Meeting of Stockholders of the Company (the "Annual Meeting"). Vencor expects that, if elected, and subject to their fiduciary duties under applicable law, the Vencor Nominees would cause the Company Board to: approve the Merger; amend the Rights Agreement or redeem the Rights, or otherwise act to ensure that the Rights Condition is satisfied; satisfy the Control Share Condition; satisfy the Business Combination Condition; and take any other actions necessary to permit the Offer and the Merger to be consummated. Vencor may also solicit proxies or consents to amend the Amended and Restated Bylaws (the "Bylaws") or take other actions to facilitate completion of the Offer and the Merger. In connection with the Offer, Vencor or Purchaser may commence a solicitation of proxies from the Company's stockholders against approval of the merger pursuant to the Select Medical Merger Agreement (the "Select Medical Merger"). Any such solicitations will be made pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act").

     THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL

MEETING OF THE COMPANY'S STOCKHOLDERS. ANY SUCH SOLICITATION WHICH VENCOR AND/OR THE PURCHASER MAY MAKE WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY SOLICITATION MATERIALS COMPLYING WITH ALL APPLICABLE REQUIREMENTS OF SECTION 14(a) OF THE EXCHANGE ACT.

     VENCOR AND THE PURCHASER ARE SEEKING TO NEGOTIATE WITH THE COMPANY WITH RESPECT TO THE ACQUISITION OF THE COMPANY BY VENCOR OR THE PURCHASER. THE PURCHASER RESERVES THE RIGHT TO AMEND THE OFFER UPON ENTERING INTO A MERGER AGREEMENT WITH THE COMPANY, OR TO NEGOTIATE A MERGER AGREEMENT WITH THE COMPANY NOT INVOLVING A TENDER OFFER.

     Minimum Tender Condition. THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THE MINIMUM TENDER CONDITION BEING SATISFIED. See Section 13. According to the Quarterly Report on Form 10-Q for the quarter ended February 28, 1997 of the Company (the "Company 10-Q"), filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Exchange Act, as of March 31, 1997 there were 38,829,000 Shares issued and outstanding and, according to the representations made by the Company in the Select Medical Merger Agreement, there were 3,981,130 Shares subject to issuance pursuant to the Company's stock option and incentive plans and 178,518 Shares subject to issuance pursuant to the 5 3/4% Convertible Subordinated Debentures due 2012 of the Company.

     Based on the foregoing, the Purchaser believes there are approximately 42,988,945 Shares outstanding on a fully diluted basis. Accordingly, the Purchaser believes that the Minimum Tender Condition would be satisfied if at least approximately 28,659,297 Shares are validly tendered prior to the Expiration Date and not withdrawn.

     Select Medical Termination Condition. THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THE SELECT MEDICAL TERMINATION CONDITION BEING
SATISFIED. Consummation of the Offer is conditioned upon the Select Medical Merger Agreement having been terminated without any payments by or liability on the part of the Company (other than any applicable payments pursuant to Section
9.2 of the Select Medical Merger Agreement). In the event that the Select Medical Merger Agreement has not been terminated and the Company is believed by the Purchaser to be taking steps to seek stockholder approval of the Select Medical Merger Agreement, Vencor and the Purchaser may solicit proxies in opposition to the Select Medical Merger.

     Rights Condition. THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THE RIGHTS CONDITION BEING SATISFIED. See Section 13. The Purchaser has requested that the Company Board redeem the Rights in order to allow stockholders the opportunity to receive the consideration offered pursuant to the Offer. As described in Section 15, the Purchaser is today commencing litigation in the United States District Court for the District of Nevada (the "Nevada District Court") against the Company and each member of the Company Board seeking, among other things, an order enjoining those defendants from implementing the Rights Agreement with respect to the Offer and requiring them to redeem the Rights. The lawsuit also asserts other claims against those defendants and others in connection with the Offer. See Section 15. Unless the Rights Condition shall have been satisfied, stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender in accordance with the procedures set forth in Section 2. The tender of Rights with Shares shall not, in itself, however, satisfy the Rights Condition. Unless separate certificates for the Rights are issued (the "Rights Certificates"), a tender of Shares will also constitute a tender of the associated Rights. See Section 1. For a description of the Rights, see Section 15.

     The Control Share Condition. THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THE CONTROL SHARE CONDITION BEING SATISFIED. See Section 13. The Control Share Condition requires that the Purchaser be satisfied, in its sole discretion, that Sections 78.378 to 78.3793 of the NGCL (the "Nevada Control Share Acquisition Statute") shall be inapplicable to the Offer and the Merger.

     Pursuant to the Nevada Control Share Acquisition Statute, an "acquiring person," who acquires a "controlling interest" in an "issuing corporation," may not exercise voting rights on any "control share" unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at an annual or special meeting of such stockholders. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares, is entitled to demand payment for the fair value of such stockholder's Shares, and the corporation must comply with the demand within 30 days after its delivery. For purposes of the provisions under this subsection, "acquiring person" means any person who, individually or in association with others, acquires or offers to acquire, directly or indirectly, the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, and/or (iii) a majority or more, of all the voting power of the issuing corporation in the election of directors. Voting rights must be conferred by a majority of the outstanding voting shares of disinterested stockholders as each threshold is reached and/or exceeded.

     Pursuant to the Nevada Control Share Acquisition Statute, "control share" means those outstanding voting shares of an issuing corporation which an acquiring person acquires or offers to acquire in an acquisition and acquires within 90 days immediately preceding the date when the acquiring person became an acquiring person. "Issuing corporation" means a corporation that is organized in Nevada, has 200 or more stockholders (at least 100 of whom are stockholders of record and residents of Nevada) and does business in Nevada directly or through an affiliated corporation.

     The above provisions do not apply if the articles of incorporation or bylaws of the company in effect on the tenth day following the acquisition of a controlling interest by an acquiring person provide that said provisions do not apply. The Articles and the Bylaws currently do not provide that the restrictions imposed by such provisions do not apply to the Company. The Control Share Condition would be satisfied if the Bylaws were amended such that, on the tenth day following consummation of the Offer, the Bylaws provide that the provisions of the Nevada Control Share Acquisition Statute do not apply, or if the Purchaser, in its sole discretion, were satisfied that the Nevada Control Share Acquisition Statute was invalid or its restrictions were otherwise inapplicable to the Purchaser in connection with the Offer and the Merger for any reason, including, without limitation, those specified in the Nevada Control Share Acquisition Statute.

     The Business Combination Condition. THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THE BUSINESS COMBINATION CONDITION BEING SATISFIED. See Section
13. The Business Combination Condition requires that the Purchaser be satisfied, in its sole discretion, that Sections 78.411 to 78.444 of the NGCL are inapplicable to the Offer and the Merger.

     The Nevada Business Combination Statute restricts the ability of a "resident domestic corporation" to engage in any combination with an "interested stockholder" for three years following the interested stockholder's date of acquiring the shares that caused such stockholder to become an interested stockholder, unless the combination or the purchase of shares by the interested stockholder on the interested stockholder's date of acquiring the shares that caused such stockholder to become an interested stockholder is approved by the board of directors of the resident domestic corporation before that date.

     If the combination was not previously approved, the interested stockholder may effect a combination after the three-year period only if such combination meets all of the requirements of the articles of incorporation of the resident domestic corporation and such stockholder receives approval from a majority of the outstanding voting shares of disinterested stockholders or the offer meets certain fair price criteria.

     For purposes of the above provisions, "resident domestic corporation" means a Nevada corporation that has 200 or more stockholders. "Interested stockholder" means any person, other than the resident domestic corporation or its subsidiaries, who is (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation, or (ii) an affiliate or associate of the resident domestic corporation and, at any time within three years immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation. The above provisions do not apply to corporations that so elect in their original articles of incorporation or in a charter amendment approved by a majority of the outstanding voting shares of disinterested stockholders. Such a charter amendment, however, would not become effective until 18 months after its passage and could apply only to stock acquisitions occurring after its effective date. The Articles do not exclude the Company from the restrictions imposed by such provisions.

     The Business Combination Condition would be satisfied if the Company Board approved the Offer and the Merger prior to consummation of the Offer and the Merger or if the Purchaser, in its sole discretion, were satisfied that the Nevada Business Combination Statute was invalid or its restrictions were otherwise inapplicable to the Purchaser in connection with the Offer and the Merger for any reason, including, without limitation, those specified in the Nevada Business Combination Statute.

     Healthcare Condition. THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THE HEALTHCARE CONDITION BEING SATISFIED. See Section 13. According to the Company 10-K, the Company's hospitals are subject to federal, state and local regulation. These regulations include healthcare licensure, certificate of need laws, change of ownership rules and regulations relating to Medicare and Medicaid programs. Certain of these laws, rules and regulations may require consents or approvals of various federal, state and local regulators. Vencor believes that certain of these laws, rules, regulations and regulators require filings and/or approvals prior to a change in control of the Company.

     Certain other conditions to consummation of the Offer are described in
Section 13. The Purchaser expressly reserves the right, in its sole discretion, to waive any one or more of the conditions to the Offer. See Section 13.

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     1. TERMS OF THE OFFER. Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment, and pay for, all Shares validly tendered on or prior to the Expiration Date (as defined below) and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on June 4, 1997, unless and until the Purchaser shall, in its sole discretion, have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire.

     Rights are presently evidenced by the certificates for Shares and the tender by a stockholder of such stockholder's Shares will also constitute a tender of the associated Rights. No separate payment will be made by the Purchaser for the Rights pursuant to the Offer. Based on publicly available information, Vencor believes that pursuant to the Rights Agreement, Rights will be evidenced by the certificates representing Shares until the earlier of (i) the tenth day after the Shares Acquisition Date (as defined in the Rights Agreement) or (ii) the tenth day after the date of the commencement of, or first public announcement of the intent of any Person (as defined in the Rights Agreement) to commence, a tender or exchange offer the consummation of which would result in any Person becoming the Beneficial Owner (as defined in the Rights Agreement) of Shares aggregating 15% or more of the then outstanding Shares (the earlier of (i) and (ii) being the "Distribution Date"). Following the Distribution Date, holders of Shares would be sent Rights Certificates. Prior to the Distribution Date, the Company Board may postpone the Distribution Date beyond the earlier of the dates set forth in the second preceding sentence if there are Continuing Directors (as defined in the Rights Agreement) then in office and any such postponement is approved by at least a majority of such Continuing Directors. If Rights Certificates have been distributed to stockholders prior to the date of their tender pursuant to the Offer, Rights Certificates representing the number of Rights equal to the number of Shares being tendered must be delivered to the Depositary in order for Shares to be validly tendered. If stockholders are entitled to receive Rights Certificates but Rights Certificates have not been distributed prior to the time Shares are tendered pursuant to the Offer, a tender of Shares constitutes an agreement by the tendering stockholder to deliver to the Depositary, within five days of the date Rights Certificates are distributed, all Rights Certificates associated with the Shares tendered pursuant to the Offer. The Purchaser reserves the right to require that the Depositary receive such Rights Certificates, if any have been issued, prior to accepting Shares for payment. In all cases, payment for Shares tendered and purchased pursuant to the Offer will be made only after timely receipt by the Depositary of, among other things, the Rights Certificates, if such certificates have been distributed to stockholders.

     The Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will also be publicly announced by press release issued no later than 9:00 A.M.,

New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares (and, if applicable, Rights) previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4. Subject to the applicable regulations of the Commission, the Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, (I) to delay acceptance for payment of or, regardless of whether such Shares were theretofore accepted for payment, payment for any Shares or to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment, or paid for, upon the occurrence of any of the conditions specified in Section 13 and (II) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. If the Purchaser accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered prior to the Expiration Date and not withdrawn, and, subject to
(I) above, will promptly pay for all Shares so accepted for payment. The Purchaser confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

     Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other public announcement.

     The Purchaser confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act.

     If, prior to the Expiration Date, the Purchaser, in its sole discretion, shall decrease the percentage of Shares being sought or increase or decrease the consideration offered to holders of Shares, such increase or decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business-day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

     A demand is being made to the Company for the use of the Company's stockholder list, its list of holders of Rights, if any, and security position listings for the purpose of disseminating the Offer to holders of Shares. Upon compliance by the Company with such request, this Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list and its list of holders of Rights, if any, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares or Rights.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment, and will pay for, Shares validly tendered and not withdrawn as promptly as practicable after the later of
(i) (A) the expiration or termination of the waiting period applicable to the acquisition of Shares pursuant to the Offer under the HSR Act, (B) the satisfaction or waiver of the Select Medical Termination Condition, (C) the satisfaction or waiver of the Control Share Condition, (D) the satisfaction or waiver of the Business Combination Condition, (E) the satisfaction or waiver of the Rights Condition, and (F) the satisfaction or waiver of the Healthcare Condition and (ii) the Expiration Date if, at the time of the later of the occurrence of (i) and (ii) above, the Minimum Condition has been satisfied or waived. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or, if applicable, Rights) (or a confirmation of a book-entry transfer of such Shares (or, if applicable, Rights) into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (collectively, "Depository Institutions")), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR SHARES, REGARDLESS OF ANY DELAY IN MAKING PAYMENT PURSUANT TO THE OFFER.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at a Depository Institution pursuant to the procedures set forth in
Section 3, such Shares will be credited to an account maintained with such Depository Institution), as soon as practicable following expiration or termination of the Offer.

     If, prior to the Expiration Date, the Purchaser shall increase the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer.

     The Purchaser reserves the right to transfer or assign in whole or in part from time to time to one or more direct or indirect subsidiaries of Vencor the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3. PROCEDURE FOR TENDERING SHARES.

     Valid Tender. To tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for Shares to be tendered, and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, (b) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary, including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), prior to the Expiration Date, or (c) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility (as defined herein) to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined herein), which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     Unless the Rights Condition is satisfied, stockholders will be required to tender one Right (subject to adjustment) for each Share tendered in order to effect a valid tender of Shares. Accordingly, stockholders who sell their Rights separately from their Shares and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for a valid tender of Shares.

     Until the close of business on the Distribution Date, the Rights will be transferred with and only with the certificates for Shares and the surrender for transfer of any certificates for Shares will also constitute the transfer of the Rights associated with the Shares represented by such certificate.

     If Rights Certificates are issued to holders of Shares prior to the time a holder's Shares are tendered pursuant to the Offer, certificates representing the number of Rights equal to the number of Shares tendered must be delivered to the Depositary, or, if available, a Book-Entry Confirmation received by the Depositary with respect thereto, in order for such Shares to be validly tendered. If the Distribution Date occurs and Rights Certificates are not distributed prior to the time Shares are tendered pursuant to the Offer, Rights may be tendered prior to a stockholder receiving the Rights Certificates by use of the guaranteed delivery procedure described below. A tender of Shares constitutes an agreement by the tendering stockholder to deliver Rights Certificates representing all Rights formerly associated with the number of Shares tendered pursuant to the Offer to the Depositary prior to expiration of the period permitted by such guaranteed delivery procedures for delivery of Rights Certificates for, or a Book-Entry Confirmation with respect to, Rights (the "Rights Delivery Period"). However, after expiration of the Rights Delivery Period, the Purchaser may elect to reject as invalid a tender of Shares with respect to which Rights Certificates for, or a Book-Entry Confirmation with respect to, the number of Rights required to be tendered with such Shares have not been received by the Depositary. Nevertheless, the Purchaser will be entitled to accept for payment Shares tendered by a stockholder prior to receipt of the Rights Certificates required to be tendered with such Shares, or a Book-Entry Confirmation with respect to such Rights, and either (a) subject to complying with applicable rules and regulations of the Commission, withhold payment for such Shares pending receipt of the Rights Certificates for, or a Book-Entry Confirmation with respect to, such Rights or (b) make payment for Shares accepted for payment pending receipt of the Rights Certificates for, or a Book-Entry Confirmation with respect to, such Rights in reliance upon the agreement of a tendering stockholder to deliver such Rights and to comply with such guaranteed delivery procedures. Any determination by the Purchaser to make payment for Shares in reliance upon such agreement and such guaranteed delivery procedures or, after expiration of the Rights Delivery Period, to reject a tender as invalid will be made in the sole and absolute discretion of the Purchaser.

     Book-Entry Delivery. The Depositary will establish accounts with respect to the Shares at the Depository Institutions (each a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make a book-entry transfer of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. Although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the Depositary by the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, or the tendering stockholder must comply with the guaranteed delivery procedures described below. If the Distribution Date occurs, the Depositary will also make a request to establish an account with respect to the Rights at each of the Book-Entry Transfer Facilities, but no assurance can be given that book-entry transfer of Rights will be available. If book-entry transfer of Rights is available, the foregoing book-entry transfer procedures will also apply to Rights. If book-entry transfer of Rights is not available and the Distribution Date occurs, a tendering stockholder will be required to tender Rights by means of physical delivery to the Depositary of Rights Certificates (in which event references in this Offer to Purchase to Book-Entry Confirmations with respect to Rights will be inapplicable). The confirmation of a book-entry transfer of Shares or Rights into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a Book-Entry Confirmation. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF SHARES, RIGHTS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANS-

FER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE STOCKHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares or Rights) of Shares (or Rights, if applicable) and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares (or Rights, if applicable) are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares or Rights are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares or Rights not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. A stockholder who desires to tender Shares (or Rights, if applicable) pursuant to the Offer and whose certificates for Shares (or Rights, if applicable) are not immediately available (including, because Rights Certificates have not yet been distributed by the Rights Agent), or who cannot comply with the procedure for book-entry transfer on a timely basis or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares and/or Rights, if applicable, by following all of the procedures set forth below:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares and/or Rights, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares and/or Rights), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary (a) in the case of Shares within three trading days after the date of execution of such Notice of Guaranteed Delivery or (b) in the case of Rights, within a period ending on the later of (1) three trading days after the date of execution of such Notice of Guaranteed Delivery or (2) three trading days after the date Rights Certificates are distributed to stockholders by the Rights Agent. A trading day is any day on which the New York Stock Exchange (the "NYSE") is open for business,

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Other Requirements. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares and, if the Distribution Date occurs, Rights Certificates (or a timely Book-Entry Confirmation, if available, with respect thereto), unless the Purchaser elects to make payment for such Shares pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights as described above, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares (or Rights, if applicable) or Book-Entry Confirmations with respect to Shares (or Rights, if available) are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE SHARES BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If the Rights Condition is satisfied, the guaranteed delivery procedures with respect to certificates for Rights and the requirement for the tender of Rights will no longer apply.

     Tender Constitutes an Agreement. The valid tender of Shares and, if applicable, Rights pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints designees of the Purchaser, and each of them, as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such proxies will be considered coupled with an interest in the tendered Shares and Rights. Such appointment is effective if, when and only to the extent that, the Purchaser deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies, consents or revocations given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). The Purchaser's designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise voting and other rights of such stockholder, as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders of the Company, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares or Rights will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares or Rights of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares or Rights will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of the Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction [10] to the Letter of Transmittal.

     4. RIGHTS OF WITHDRAWAL. Tenders of Shares and Rights made pursuant to the Offer are irrevocable except that Shares and Rights tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after July 7, 1997.

     To be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares or Rights to be withdrawn, the number of Shares or Rights to be withdrawn and the names in which the Shares Certificates or Rights Certificates to be withdrawn are registered, if different from that of the person who tendered such Shares or Rights. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares or Rights have been tendered for the account of any Eligible Institution. If Shares or Rights have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Depository Institution to be credited with the withdrawn Shares or Rights. If certificates have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. None of the Purchaser, Vencor, the Dealer Manager, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares or Rights may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

     If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to the Purchaser's rights under this Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares and Rights, and such Shares and Rights may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4.

     5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER. Sales of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger will be taxable transactions for Federal income tax purposes and may also be taxable under applicable state, local and other tax laws. For Federal income tax purposes, a stockholder whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the adjusted basis of the Shares sold or exchanged and the amount of cash received therefor. Such gain or loss will be capital gain or loss if the Shares are held as capital assets by the stockholder.

     THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO STOCKHOLDERS IN SPECIAL SITUATIONS SUCH AS STOCKHOLDERS WHO RECEIVED THEIR SHARES UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND STOCKHOLDERS WHO ARE NOT UNITED STATES PERSONS. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

     6. PRICE RANGE OF SHARES; DIVIDENDS. The Common Stock is listed on the NYSE and the Pacific Stock Exchange (the "PSE"). The following table sets forth, for the calendar quarters indicated, the high and low sales prices for the Shares on the NYSE and the amount of cash dividends paid per Share, based upon public sources:

                                                                          SALES PRICE
                                                                            SHARES
                                                                          -----------
        CALENDAR YEAR                                                     HIGH    LOW
        ----------------------------------------------------------------  ---     ---
        1995:
          First Quarter.................................................  $12 7/8 $10 1/8
          Second Quarter................................................   13 3/4  10 1/2
          Third Quarter.................................................   13 1/2  10 1/2
          Fourth Quarter................................................   12 1/4  10 1/4
        1996:
          First Quarter.................................................   12 3/8   8
          Second Quarter................................................   10 1/8   8
          Third Quarter.................................................    9 1/2   7 5/8
          Fourth Quarter................................................   10       8 1/8
        1997:
          First Quarter.................................................   10 5/8   8 1/4
          Second Quarter (through May 6, 1997)..........................   14 5/8   8 1/4

     The Rights trade together with the Shares. On May 2, 1997, the last full trading day prior to the public announcement of the terms of the Select Medical Merger, the reported closing price on the NYSE was $10 per Share. On May 6, 1997, the last full trading day prior to the announcement and commencement of the Offer, the reported closing price on the NYSE was $14 3/8 per Share. Stockholders of the Company are urged to obtain a current market quotation for the Shares.

     Based on publicly available information, it appears that the only dividend paid by the Company with respect to Shares during its two previous fiscal years and the portion of the current fiscal year was a dividend of $.01 per Share in cash paid during the second fiscal quarter of the Company's fiscal year ended November 30, 1995.

     7. EFFECT OF THE OFFER ON MARKET FOR THE SHARES, STOCK EXCHANGE LISTING, AND EXCHANGE ACT REGISTRATION. The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     The Shares and associated Rights are listed on the NYSE and the PSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of holders of at least 100 Shares should fall below 1,200, the number of publicly-held Shares (exclusive of holdings of officers and directors of the Company and their immediate families and other concentrated holdings of 10% or more) should fall below 600,000, or the aggregate market value of the publicly-held Shares should fall below $5,000,000. Published guidelines of the PSE indicate that such exchange would consider delisting the Shares if, among other things, the number of publicly-held Shares exclusive of management and other concentrated holdings were less than 100,000 or there were fewer than 500 record holders. The PSE would also consider delisting the Shares if the number of holders of record of at least 100 Shares is less than 200 or the aggregate market value of publicly-held Shares (exclusive of management and other concentrated holdings) should fall below $500,000. According to the Annual Report on Form 10-K for the year ended November 30, 1996 of the Company (the "Company 10-K"), there were 5,842 holders of record of Shares on February 14, 1997 and, according to the Company 10-Q, as of March 31, 1997 there were 38,829,000 Shares outstanding. If the Shares were to be delisted, the associated Rights would be delisted as well.

     If the NYSE and PSE were to delist the Shares and the Rights, the market therefore could be adversely affected. It is possible that the Shares and the Rights would be traded on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or through the National Association of Securities Dealers Automated Quotation System, Inc. ("Nasdaq National Market") or other sources. The extent of the public market for the Shares and the Rights and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the Shares and the Rights remaining at such time, the interest in maintaining a market in the Shares and the Rights on the part of securities firms, the possible termination of registration of the Shares and the Rights under the Exchange Act and other factors.

     The Shares are presently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations in which event the Shares would be ineligible as collateral for margin loans made by brokers.

     The Shares and Rights are currently registered under the Exchange Act. Such registration may be terminated by the Company upon application to the Commission if the outstanding Shares and Rights are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares and Rights. Termination of registration of the Shares and Rights under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to the shares of Common Stock and Rights. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq National Market reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities". The Purchaser intends to cause the Company to apply for termination of registration of the Shares and associated Rights as soon as possible after consummation of the Offer if the requirements for termination of registration are met.

     8. CERTAIN INFORMATION CONCERNING THE COMPANY. The information concerning the Company contained in this Offer to Purchase, including financial information and information relating to the Rights and the Rights Agreement, has been taken from or is based upon publicly available documents and records on file with the Commission and other public sources. None of Vencor, the Purchaser or the Dealer Manager assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Vencor, the Purchaser or the Dealer Manager.

     The Company is a Nevada corporation with its principal executive offices located at 5110 W. Sahara Avenue, Las Vegas, Nevada 89102. The following description of the Company's business has been taken from the Company 10-K:

     "[T]he Company will . . . focus on the development and growth of its core business of operating long-term acute care hospitals. As of November 30, 1996, THC operated 14 long-term acute care hospitals and two satellite facilities, with a total of 1,340 licensed beds, located in 12 states. In December 1996, the Company opened one new THC facility in San Diego (34 beds) and a satellite facility in Pasadena, Texas (46 beds). The Company is evaluating numerous other development projects and potential acquisitions across the country and other alternatives to enhance shareholder value.

     "In November 1992, to diversify beyond psychiatric care, the Company began to offer long-term acute care services in converted, previously underutilized psychiatric hospitals and newly-acquired freestanding acute care facilities. THC offers long-term acute care to patients who are stabilized and do not require the complete spectrum of intensive care services provided by traditional acute care hospitals, but who are too ill to return home or be placed in a nursing home. THC provides care to those suffering from pulmonary diseases, kidney failure and other complex medical problems; such patients require a variety of intensive services including life-support system, post-surgical stabilization, intravenous therapy, subacute rehabilitation and wound care. THC also provides contract respiratory therapy services to nursing homes and hospital facilities owned by third parties.

THC's strategy is to provide a comprehensive range of long-term acute care that will enable it to treat most types of critical care patients, regardless of their diagnosis or medical condition, with the objective of returning these patients to full activity.

     "THC offers managed care organizations and indemnity insurance payors a single source from which to obtain long-term acute care services . . ."

     Set forth below is certain summary consolidated financial information for the Company excerpted or derived from the audited financial information contained in the Company 10-K and the Company 10-Q. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such report and other documents and all of the financial information and notes contained therein. Copies of such report and other documents may be examined at or obtained from the Commission or from the NYSE and PSE in the manner set forth below.

                       TRANSITIONAL HOSPITALS CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             THREE MONTHS ENDED
                                               FEBRUARY 28/29,       FISCAL YEAR ENDED NOVEMBER 30,
                                           -----------------------   ------------------------------
                                               1997         1996       1996       1995       1994
                                           ------------   --------   --------   --------   --------
INCOME STATEMENT OPERATIONS INFORMATION:
  Net operating revenues.................    $ 74,916     $127,489   $503,266   $514,991   $423,955
  Operating expense......................      58,992      101,277    402,686    393,146    328,508
  Net (loss) income......................       4,701        3,723     (5,352)   (41,632)    10,220
  Net (loss) income per Share............        0.12         0.09      (0.12)     (0.95)      0.24
  Average number of Shares...............      40,697       43,702     43,942     43,642     43,645

                                           AT FEBRUARY      AT NOVEMBER 30,
                                               28,        -------------------
                                               1997         1996       1995
                                           ------------   --------   --------
BALANCE SHEET INFORMATION:
  Current Assets.........................    $181,413     $206,243   $195,347
  Total assets...........................     437,885      465,947    604,625
  Current Liabilities....................      62,702       65,033     80,025
  Long-term debt, exclusive of current
     maturities..........................      12,706       14,858     84,883
  Total liabilities......................      79,591       83,748    205,836
  Stockholder's equity...................     358,294      382,199    398,789

     Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the Commission and other public sources and is qualified in its entirety by reference thereto. Although Vencor, the Purchaser or the Dealer Manager has no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, Vencor, the Purchaser or the Dealer Manager cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Vencor, the Purchaser or the Dealer Manager.

     The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference room at the Commission's office located at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C., and also should be available for inspection and copying at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. Copies of this material may also be obtained, by mail, upon payment of the Commission's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Such material should also be available for inspection at the NYSE, 20 Broad Street, New York, New York and the PSE, 301 Pine Street, San Francisco, California.

     9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND VENCOR. The Purchaser is a Delaware corporation and to date has engaged in no activities other than those incident to its formation and the commencement of the Offer. The Purchaser is a direct wholly-owned subsidiary of Vencor. The principal executive offices of the Purchaser and Vencor are located at 3300 Providian Center, 400 West Market Street, Louisville, Kentucky 40202.

     Vencor is one of the nation's largest providers of healthcare services primarily focusing on the needs of the elderly. At December 31, 1996, Vencor's operation included 38 long-term acute care hospitals containing 3,325 licensed beds, 313 skilled nursing centers containing 39,619 licensed beds, 34 institutional pharmacies and, through its affiliate, Atria Communities, Inc., 21 assisted and independent living communities with 2,942 units. Healthcare services provided through this network of facilities included long-term intensive hospital care, nursing care, contract respiratory therapy services, acute cardiopulmonary care, subacute and post-operative care, inpatient and outpatient rehabilitation therapy, specialized cared for Alzheimer's disease, hospice care, home health care, pharmacy services and assisted and independent living. At December 31, 1996, Vencor was providing contract healthcare services to over 4,000 nursing and subacute care centers. Vencor also continues to develop Protouch(TM), formerly known as VenTouch(R), a comprehensive paperless clinical information system designed to increase the operating efficiencies of Vencor's facilities.

     In March 1997, Vencor acquired TheraTx, Incorporated, a Delaware corporation ("TheraTx") through a merger (the "TheraTx") following a cash tender offer for $17.10 per share of Common Stock, par value $.001, of TheraTx. TheraTx provides subacute rehabilitation and respiratory therapy program management services to skilled nursing facilities and operates owned, leased and managed inpatient facilities that provide a broad range of subacute, specialty and basic medical and other geriatric services. Subacute care is provided to patients who
(i) are medically stable but fragile, and recovering from an accident, illness or surgery; (ii) require a coordinated array of extensive nursing, rehabilitation or other ancillary services in an inpatient setting; and (iii) have clearly defined discharge goals, generally to their homes or other community settings. Subacute care providers bridge the gap between higher-cost acute-care hospitals and similar providers and lower-cost traditional skilled nursing facilities that lack the intensive coordinated services required to care for higher acuity patients.

     TheraTx also provides occupational healthcare and related services in outpatient clinics. Occupational medicine is the treatment of individuals injured in the workplace. The treatment of work-related injuries typically involves intense clinical care, including physical therapy and frequent examinations. The goal is to return the employee to work as soon as is medically feasible and minimize the employer's and insurer's lost-time wages, disability payments and possible legal costs.

     In addition to its primary practice areas, TheraTx operates outpatient surgery centers, owns and operates an acute-care specialty hospital, provides respiratory therapy and related services to hospitals and provides medical supply distribution and related services to the long-term care industry.

     Additional information concerning Vencor is set forth in Vencor's Annual Report on Form 10-K for the year ended December 31, 1996, which report may be obtained from the Commission in the manner set forth with respect to information concerning the Company in Section 8.

     Additional information concerning TheraTx is set forth in TheraTx's Annual Report on Form 10-K for the year ended December 31, 1996, which report may be obtained from the Commission in the manner set forth with respect to information concerning the Company in Section 8.

     Set forth below is certain selected summary consolidated financial information of Vencor:

                                  VENCOR, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEAR ENDED DECEMBER 31,
                                                         ----------------------------------------
                                                            1996           1995           1994
                                                         ----------     ----------     ----------
STATEMENT OF OPERATIONS DATA:
Revenues...............................................  $2,577,783     $2,323,956     $2,032,827
Income before income taxes.............................      83,180         32,364        132,920
Income from operations.................................      48,005          8,363         86,139
Extraordinary loss on extinguishment of debt, net of
income tax benefit.....................................          --        (23,252)          (241)
                                                         ----------     ----------     ----------
Net income (loss)......................................  $   48,005     $  (14,889)    $   85,898
                                                         ==========     ==========     ==========
Earnings (loss) per common and common equivalent share:
Primary:
     Income from operations............................  $     0.68     $     0.21     $     1.37
     Extraordinary loss on extinguishment of debt......          --          (0.37)            --
                                                         ----------     ----------     ----------
  Net income (loss)....................................  $     0.68     $    (0.16)    $     1.37
                                                         ==========     ==========     ==========
Fully diluted:
  Income from operations...............................  $     0.68     $     0.29     $     1.28
  Extraordinary loss on extinguishment of debt.........          --          (0.32)            --
                                                         ----------     ----------     ----------
  Net income (loss)....................................  $     0.68     $    (0.03)    $     1.28
                                                         ==========     ==========     ==========
Shares used in computing earnings (loss) per common and
  common equivalent share:
  Primary..............................................      70,702         62,318         57,037
  Fully diluted........................................      70,702         71,967         69,014

                                                                           AT DECEMBER 31,
                                                                      -------------------------
                                                                         1996           1995
                                                                      ----------     ----------
BALANCE SHEET DATA:
Working capital.....................................................  $  320,123     $  239,666
Assets..............................................................   1,968,856      1,912,454
Long-term debt......................................................     710,507        778,100
Stockholders' equity................................................     797,091        772,064

     Set forth below is certain selected summary consolidated financial information of TheraTx.

                             THERATX, INCORPORATED

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  YEAR ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1996         1995         1994
                                                             --------     --------     --------
STATEMENT OF OPERATIONS DATA(1)(2):
Net revenues...............................................  $391,155     $314,176     $174,282
Income from operations.....................................    48,579       30,675       16,990
Income before income taxes, minority interest and
  extraordinary item.......................................    36,116       20,773       14,564
Income before minority interest and extraordinary item.....    22,752       11,184       11,147
Income before extraordinary item...........................    22,717       11,257       11,593
Net income.................................................    21,583       10,829       11,593
Earnings per share before extraordinary item...............      1.11         0.55         0.73
Net income per share.......................................      1.05         0.53         0.73
Weighted average shares outstanding........................    20,544       20,407       15,972

                                                                            AT DECEMBER 31,
                                                                         ---------------------
                                                                           1996         1995
                                                                         --------     --------
BALANCE SHEET DATA(1)(2):
Cash and cash equivalents..............................................  $ 10,708     $ 10,530
Working capital........................................................   108,551       71,270
Total assets...........................................................   385,322      329,798
Total liabilities......................................................   222,948      189,899
Total stockholders' equity.............................................   162,374      139,899

---------------
(1) Gives effect to the acquisition of Respiratory Care Services, Inc. and Helian Health Group, Inc., which have been recorded as poolings of interests.

(2) Effective May 31, 1994, PersonaCare Inc. was acquired by TheraTx in a transaction accounted for as a purchase. TheraTx statements of operations for the years ended December 31, 1994 and 1995 include TheraTx results of operations subsequent to May 31, 1994.

     The name, citizenship, business address, present principal occupation, and material positions held during the past five years of each of the directors and executive officers of Vencor and the Purchaser are set forth in Schedule I to this Offer to Purchase.

     Except for Jill L. Force, Senior Vice President, Secretary and General Counsel of Vencor who beneficially owns 243 shares, neither the Purchaser nor Vencor nor, to the best of their knowledge, any of the persons listed in
Schedule I hereto nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any equity securities of the Company. Neither the Purchaser nor Vencor, nor, to the best of their knowledge, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in such equity securities during the past 60 days.

     Except as set forth in Section 10, neither the Purchaser nor Vencor, nor, to the best of their knowledge, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in the Introduction and
Section 10, there have been no contacts, negotiations or transactions since January 1, 1994 between Vencor or the Purchaser, or, to the best of their knowledge, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as described in Section 10, neither the Purchaser nor Vencor, nor, to the best of their knowledge, any of the persons listed in Schedule I hereto, has since January 1, 1994 had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

     10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

     During the fall of 1996 when it appeared that the Company was going to dispose of its psychiatric hospitals business, representatives of Vencor contacted representatives of the Company to determine the Company's interest in selling its hospitals business to Vencor. Vencor and the Company entered into a confidentiality agreement, dated October 28, 1996 (the "Confidentiality Agreement") limiting disclosures of non-public information of the Company provided to Vencor. The Confidentiality Agreement also provides, among other things, that for one year from the date of the Confidentiality Agreement Vencor may not offer to purchase any Shares unless such action is taken in accordance with a definitive agreement between Vencor and the Company. Vencor believes that the Company has breached the Confidentiality Agreement, this provision of the Confidentiality Agreement is unenforceable and that any attempt by the Company to enforce this provision of the Confidentiality Agreement would constitute a breach of the Company Board's duties to stockholders.

     The Company provided Vencor only with very limited non-public information during 1996 and in early 1997 and representatives of Vencor contacted the Company and indicated dissatisfaction with the Company's failure to engage in a good faith sales process. Thereafter, one of the Company's financial advisors contacted representatives of Vencor and a more customary, but still limited, due diligence process was commenced. During this process Vencor indicated an interest in acquiring the Company Shares for cash after the distribution to holders of Shares of interests in a liquidating trust that would hold all of the Company's investment in Behavioral Health Corporation ("BHC"), the corporation that acquired all of the Company's psychiatric hospitals business, which Vencor preferred be excluded from the transaction. During the second half of April Vencor proposed three possible structures to acquire all of the outstanding Shares, and on April 28 representatives of the Company advised a representative of Vencor that Vencor's $14.25 per Share proposal was the highest received and that Vencor could commence detailed due diligence and negotiation of a definitive acquisition agreement. Representatives of Vencor began a detailed due diligence investigation at the Company's headquarters and hospitals on April 30.

     On the morning of May 2, a representative of the Company told a representative of Vencor that another bidder might be submitting a higher offer for the Shares and asking whether Vencor wished to raise its offer. The representative of Vencor indicated that he was not in a position to determine whether Vencor could increase its offer at that time. A few hours later, after conferring with Vencor's Chief Executive Officer, Vencor's representative submitted a written proposal to acquire the Company for $15.00 per Share in cash, but shortly thereafter representatives of the Company advised a Vencor representative that the Company Board had approved a merger agreement with a third party with respect to a transaction at $14.55 per Share and containing a termination fee. The Vencor representative advised the Company representatives that he believed the failure to provide Vencor with an opportunity to pay a higher price before granting a termination fee was unfair, that the process had been manipulated to achieve a sale to a party favored by management of the Company and that the Company's actions would disadvantage the Company's stockholders. The Company's representative noted that the Company Board would consider any proposal Vencor might make, and if Vencor intended to submit a proposal over the weekend that the Company would hold a meeting of the Company Board on May 4 to consider it. On May 3, a representative of Vencor communicated to a representative of the Company that Vencor continued to work toward submitting a proposal but it could not complete its work by May 4.

     On May 7, 1997, James H. Gillenwater, Jr., Senior Vice President of Vencor sent the following letter to Richard L. Conte, Chairman and Chief Executive Officer of the Company:

     On May 7, 1997, James H. Gillenwater, Jr., Senior Vice President of Vencor sent the following letter to Richard L. Conte, Chairman and Chief Executive Officer of the Company:

May 7, 1997

Mr. Richard L. Conte
Chairman and Chief Executive Officer
Transitional Hospitals Corporation
5110 West Sahara Avenue
Las Vegas, NV 89102

Dear Richard:

     As I told you when I was leaving your offices last Friday afternoon, we do not understand the decisions of the Board of Directors of Transitional Hospitals Corporation ("THC") to agree to sell the company to Select Medical Corporation ("Select"), and to grant Select a huge break-up fee, without seeking a higher offer from Vencor. Vencor was actively negotiating a definitive agreement with THC, and informed you immediately prior to the board meeting that the due diligence process was completed, that Vencor was prepared to execute a mutually acceptable definitive agreement within 48 hours, and that Vencor was open to further discussions about price. We do not believe your decisions were in the best interests of your shareholders.

     As a result of these actions, Vencor is today commencing a tender offer for all of the outstanding shares of THC at a price of $16.00 per share, net to the sellers, in cash. We have concluded that this course of action will create the best opportunity for a fair auction of THC, will prevent any possibility of misunderstanding as to our intentions, and will generate the greatest value for THC shareholders.

     We will also agree to give THC's shareholders two-thirds of any amounts by which we or THC are able to reduce the $19.4 million break-up fee payable to Select. We intend to pursue all avenues to increase this price by eliminating the payment of a break-up fee to Select, and hope that THC will do the same.

     We believe that Vencor's offer includes several compelling advantages over the competing agreement with THC. These include a higher price, a faster approval period, and the opportunity for all of the field employees of THC to work with a leading healthcare company committed to growth and excellence. We believe that Vencor will be able to obtain all necessary regulatory approvals and close a transaction within 30 to 45 days. We are making filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 today, and expect to make all other required filings by the end of the week. In contrast, it appears that THC's agreement to sell to Select will not be completed for many months. In addition, that transaction is likely to raise issues with state regulators, both with respect to its financial backers and the proposed management team.

     Vencor remains fully committed to the acquisition of THC. To that end, we are prepared to enter into negotiations at any time with respect to the merger agreement that our counsel will forward to your counsel today. We hope that the Board of Directors of THC will promptly decide to enter into a merger agreement with Vencor.

                                          Sincerely,

                                          VENCOR, INC.

                                          /s/ JAMES H. GILLENWATER, JR.

                                          --------------------------------------
                                          James H. Gillenwater, Jr.

cc: Board of Directors of THC

     On May 7, 1997, Vencor commenced the Offer.

     11. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

     General. The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company.

     Vencor is seeking to negotiate with the Company a definitive acquisition agreement pursuant to which the Company would, as soon as practicable upon consummation of the Offer, consummate the Merger. In the Merger, each Share that is issued and outstanding immediately prior to the effective time of the Merger (other than Shares held in the treasury of the Company or owned by Vencor, the Purchaser or any direct or indirect wholly owned subsidiary of Vencor, or held by stockholders who properly exercise dissenters' rights, if any) would be converted pursuant to the terms of the Merger into the right to receive an amount in cash equal to $16.00 per Share.

     If the Purchaser acquires 66 2/3% of the outstanding Shares pursuant to the Offer, it will have the vote necessary under the Articles and Nevada law to approve the Merger. The merger agreement that the Purchaser and Vencor would then propose to enter into with the Company would provide that the Purchaser will be merged into the Company.

     In connection with the Offer and Merger, Vencor and the Purchaser intend, if necessary, to nominate, and solicit proxies for the election of the Vencor Nominees to replace all the members of the Company Board at the Annual Meeting. Vencor expects that, if elected, and subject to their fiduciary duties under applicable law, the Vencor Nominees would cause the Company Board to: approve the Merger; amend the Rights Agreement or redeem the Rights, or otherwise act to ensure that the Rights Condition is satisfied; satisfy the Select Medical Termination Condition; satisfy the Control Share Condition; satisfy the Business Combination Condition; satisfy the Healthcare Condition; and take any other actions necessary to permit the Offer and the Merger to be consummated. Vencor may also solicit proxies or consents to amend the Bylaws or for other actions to facilitate completion of the Offer and the Merger. In connection with the Offer, Vencor or Purchaser may commence a solicitation of proxies from the Company's stockholders against approval of the Select Medical Merger. Any such solicitations will be made pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

     THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY'S STOCKHOLDERS. ANY SUCH SOLICITATION WHICH VENCOR AND/OR THE PURCHASER MAY MAKE WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY SOLICITATION MATERIALS COMPLYING WITH ALL APPLICABLE REQUIREMENTS OF
SECTION 14(a) OF THE EXCHANGE ACT, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

     Plans for the Company. In connection with the Offer, Vencor and the Purchaser have reviewed, and will continue to review, on the basis of publicly available information, various possible business strategies that they might consider in the event that the Purchaser and Vencor acquire control of the Company. In addition, if and to the extent that the Purchaser and Vencor acquire control of the Company or otherwise obtain access to the books and records of the Company, Vencor and the Purchaser intend to conduct a detailed review of the Company and its assets, financial projections, corporate structure, capitalization, operation, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies might include, among other things, changes in the Company's business, facility locations, corporate structure, marketing strategies, capitalization, or management. In particular, with respect to the Company's investment in BHC, Vencor and the Purchaser would consider means by which they could maximize the value of such investment, recognizing contractual limitations on their ability to dispose of this investment.

     Appraisal Rights and "Going-Private" Transactions. Upon consummation of the Merger, if, as of the record date fixed to determine the stockholders of the Company entitled to receive notice of and to vote at the meeting of stockholders of the Company to act upon the Merger, the Shares are neither (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the

National Association of Securities Dealers, Inc. (the "NASD") nor (ii) held of record by more than 2,000 holders, holders of Shares who do not vote in favor of the Merger and who comply with applicable statutory procedures under the NGCL will be entitled to receive a judicial determination and payment of the "fair value" (excluding any element of value arising from the accomplishment or expectation of the Merger) of their Shares (subject to certain exceptions). The value so determined could be the same as, or more or less than, the price per Share offered pursuant to the Offer or proposed to be paid in the Merger. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going-private" transactions and which may under certain circumstances be applicable to the Merger. Rule 13e-3 would be inapplicable if (i) the Shares were deregistered under the Exchange Act prior to the Merger or other business combination or (ii) if holders of Shares receive only equity securities of Vencor in the Merger. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority stockholders be filed with the Commission and distributed to minority stockholders before the consummation of any such transaction.

     12. SOURCE AND AMOUNT OF FUNDS. The Purchaser estimates that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $585,000,000. The Purchaser expects to obtain these funds from capital contributions or advances made by Vencor. Vencor plans to obtain the funds for such capital contributions or advances from a combination of its and the Company's available cash, and Vencor's working capital, existing credit facilities, borrowings under credit facilities that Vencor will seek to obtain from commercial banks and/or issuance of public debt. Although there are no commitments by such borrowing sources at this time, Vencor intends to have such credit facility or facilities in effect prior to the satisfaction or waiver of the conditions to the Offer.

     It is anticipated that the indebtedness incurred by Vencor in connection with the Offer and the Merger will be paid from funds generated internally by Vencor and its subsidiaries (including, after the Merger, if consummated, dividends paid by the surviving corporation and its subsidiaries), through additional borrowings, through application of proceeds of dispositions or through a combination of two or more such sources. No final decisions have been made, however, concerning the method Vencor will employ to repay such indebtedness. Such decisions, when made will be based on Vencor's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

     13. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, until (i) expiration or termination of all applicable waiting periods under the HSR Act and (ii) satisfaction of the Rights Condition, the Select Medical Termination Condition, the Control Share Condition, the Business Combination Condition and the Healthcare Condition, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered shares promptly after termination or withdrawal of the Offer), Purchaser shall not be required to pay for, or may delay the acceptance for payment of or payment for, any tendered Shares, or may, in its sole discretion, terminate or amend the Offer as to any Shares not then accepted for payment if the Minimum Condition has not been satisfied, or, if on or after May 7, 1997, and at or before the Expiration Time, any of the following events shall occur:

          (a) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the NYSE or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental or regulatory authority, agency, commission or other entity, domestic or foreign ("Governmental Entity"), on, or any other event which might affect, the extension of credit by banks or other lending institutions, (v) any extraordinary or material adverse change in the United States securities or financial markets, generally, including, without limitation, a decline of at least 15% in the Dow Jones Industrial Average or Standard & Poor's 500 Stock Index or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (b) there shall be threatened, instituted or pending any action, litigation, proceeding, investigation or other application (an "Action") before any court or other Governmental Entity by any Governmental Entity:
     (i) challenging the acquisition by Vencor or the Purchaser of Shares, seeking to restrain or prohibit the consummation of the transactions contemplated by the Offer or the Merger or other subsequent business combination, seeking to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger or other subsequent business combination; (ii) seeking to prohibit, or impose any material limitations on, the Purchaser's or Vencor's ownership or operation of all or any portion of their or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries) or to compel Vencor or the Purchaser to dispose of or hold separate all or any portion of Vencor's or the Purchaser's or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the transactions contemplated by the Offer or the Merger or other subsequent business combination; (iii) seeking to make the acceptance for payment, purchase of, or payment for, some or all of the Shares illegal or render the Purchaser unable to, or result in a delay in, or restrict the ability of the Purchaser to accept for payment, purchase or pay for some or all of the Shares; (iv) seeking to impose material limitations on the ability of Vencor or the Purchaser effectively to acquire or hold or to exercise full rights of ownership of the Shares including, without limitation, the right to vote the Shares purchased by them on an equal basis with all other Shares on all matters properly presented to the stockholders; or (v) that, in any event, in the judgment of Vencor, would be reasonably likely to have a material adverse effect on the financial condition, operations, properties, prospects, business or operations of the Company or Vencor or the Purchaser (or any of their respective affiliates or subsidiaries) or the value of the Shares to the Purchaser or the benefits expected to be derived by Vencor or the Purchaser as a result of consummation of the transactions contemplated by the Offer and the Merger;

          (c) any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed or become applicable to the Offer or the Merger that results in any of the effects of, or have any of the consequences referred to in clauses (i) through (v) of paragraph (b) above;

          (d) a tender or exchange offer for some portion or all of the Shares shall have been commenced or publicly proposed to be made by another person (including the Company or its subsidiaries), or it shall have been publicly disclosed or Vencor shall have learned that (i) any person, entity or "group" (as defined in Section 13(d) of the Exchange Act and the rules promulgated thereunder) shall have become the beneficial owner (as defined in Section 13(d) of the Exchange Act and the rules promulgated thereunder) of more than 5% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares) other than acquisitions for bona fide arbitrage purposes only and except as disclosed in a Schedule 13D or Schedule 13G on file with the Commission on the date of this Offer to Purchase; or (ii) any such person, entity or group, which before the date of this Offer to Purchase, had filed such a Schedule 13D or Schedule 13G with the Commission has acquired or proposes to acquire, through the acquisition of stock, the formation of a group or otherwise beneficial ownership of an additional 1% or more of any class or series of capital stock of the Company (including the Shares), or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of an additional 1% or more of any class or series of capital stock of the Company (including the Shares), other than acquisitions for bona fide arbitrage purposes only; or (iii) any person, entity or group shall have entered into or amended a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer for some portion or all of the Shares or a merger, consolidation or other business combination with or involving the Company;

          (e) the Company or any of its subsidiaries, joint ventures or partnerships or other affiliates shall have (i) split, combined or otherwise changed, or authorized or proposed the split, combination or other change, of the Shares or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, authorized or proposed the acquisition or other reduction in the number of, any presently outstanding Shares or other securities or equity interests of the Company, (iii) issued, distributed or sold or authorized or proposed the issuance, distribution or sale of, additional Shares, other than Shares issued or sold upon the exercise or conversion (in accordance with publicly disclosed terms thereof) of employee stock options outstanding on November 30, 1996 or issued since that date in the ordinary course of business consistent with past practice, Shares of any other class of capital stock or other equity interests, other voting securities, debt securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, (iv) declared, paid or proposed to declare to pay any cash dividend or other distribution on any shares of capital stock of the Company, (v) altered or proposed to alter any material term of any outstanding security or material contract, permit or license, (vi) incurred any debt other than in the ordinary course of business or any debt containing, in the sole judgment of the Purchaser, burdensome covenants or security provisions, (vii) authorized, recommended, proposed, entered into or amended an agreement with respect to any merger, consolidation, recapitalization, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business, (viii) authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement or arrangement with any person or group that, in Vencor's sole opinion, could have the effect of impairing the ability of the Purchaser to acquire the Company or could adversely affect either the value of the Company or any of its subsidiaries, joint ventures or partnerships or the value of the Shares to Vencor, (ix) transferred into escrow any amounts required to fund any existing benefit, employment or severance agreements with any of its employees, consultants or directors or entered into any new employment, change in control, severance, executive compensation or similar agreement, arrangement or plan with or for one or more of its employees, consultants or directors, or entered into or amended, or made grants or awards pursuant to, any agreements, arrangements or plans so as to provide for increased benefits to one or more employees, consultants or directors, whether or not as a result of or in connection with the transaction contemplated by the Offer or the Merger, (x) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(c) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or the Purchaser shall have become aware of any such action which was not previously disclosed in publicly available filings or otherwise known to the Purchaser as of the date hereof or (xi) the Company or any of its subsidiaries shall have failed to comply with any state licensure law, rule or regulation Medicare or Medicaid law, rule, regulation, manual or other condition of participation in the Medicare or Medicaid programs, or have failed to file any return, cost report or other filing in the manner prescribed thereby except where the failure to be in such compliance would be immaterial to the financial condition, properties, prospects, business or operations of the Company and its subsidiaries, taken as an entirety
     (xii) amended or authorized or proposed any amendment to the Articles or the Bylaws or similar organizational documents, or the Purchaser shall become aware that the Company or any of its subsidiaries shall have proposed or adopted any such amendment which shall not have been previously disclosed;

          (f) any Action is commenced, instituted or pending by a non-governmental person or entity which, if successful on the merits, could have a material adverse effect on the financial condition, operations, properties, prospects, business or operations of the Company or Vencor or the Purchaser (or any of their respective affiliates or subsidiaries) or the value of the Shares to Vencor or the Purchaser or the benefits expected to be derived by Vencor and the Purchaser as a result of the consummation of the transactions contemplated by the Offer and the Merger;

          (g) any change shall have occurred or be threatened (or any development shall have occurred or been threatened involving a prospective change) in the financial condition, operations, properties, prospects, businesses or results of operations of the Company or any of its subsidiaries that could be materially adverse to the Company and its subsidiaries taken as a whole, or Vencor or the Purchaser shall have become aware of any fact (including, but not limited to, any such change) that could have a material adverse effect on the value of the Shares or the Company and its subsidiaries taken as a whole to Vencor or the Purchaser;

          (h) Vencor shall have reached an agreement or understanding with the Company providing for termination of the Offer, or Vencor or any of its affiliates shall have entered into a definitive agreement or announced an agreement in principle with the Company providing for a merger or other business combination with the Company or the purchase of stock or assets of the Company which does not contemplate the Offer;

          (i)(A) any material contractual right of the Company or any of its subsidiaries or affiliates shall be impaired or otherwise adversely affected or any material amount of indebtedness of the Company or any of its subsidiaries, joint ventures or partnerships shall become accelerated or otherwise become due before its stated due date, in either case, with or without notice or the lapse of time or both, as a result of the transactions contemplated by the Offer or the Merger or (B) any covenant, term or condition in any of the Company's or any of its subsidiaries', joint ventures' or partnerships' instruments or agreements is or may be materially adverse to the value of the Shares in the hands of Vencor (including, but not limited to, any event of default that may ensue as a result of the consummation of the Offer or the Merger or the acquisition by Vencor of control of the Company) or (C) any report, document, instrument, financial statement or schedule of the Company or any of its subsidiaries filed with the Commission contained, when filed, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; or

          (j) Vencor or the Purchaser shall not have obtained any waiver, consent, extension, approval, action or non-action from any Governmental Entity which is necessary to consummate the Offer;

which, in the sole judgments of Vencor and the Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Vencor or the Purchaser) giving rise to any such conditions, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

     The foregoing conditions are for the sole benefit of Vencor and the Purchaser and may be asserted by Vencor or the Purchaser regardless of the circumstances (including any action or inaction by Vencor or the Purchaser) giving rise to such condition or may be waived by Vencor or the Purchaser, by express and specific action to that effect, in whole or in part at any time and from time to time in its sole discretion. Any determination by Vencor and the Purchaser concerning any event described in this Section 13 shall be final and binding.

     14. DIVIDENDS AND DISTRIBUTIONS. If, on or after May 7, 1997, the Company should split, combine or otherwise change the Shares or its capitalization, or shall disclose that it has taken any such action, then the Purchaser, in its discretion, may make such adjustments in the Offer consideration and other terms of the Offer as it deems appropriate to reflect such split, combination or other change.

     If, on or after May 7, 1997, the Company should declare or pay any cash or stock dividend or other distribution or issue any rights (other than the Rights) with respect to the Shares, payable or distributable to stockholders of record on a date occurring on or after May 7, 1997 and prior to the transfer to the name of the Purchaser or its nominees or transferees on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 13, (i) the per Share consideration to be paid pursuant to the Offer will be reduced by the amount of any such cash dividend or distribution and (ii) the whole of any non-cash dividend or distribution (including additional Shares or rights as aforesaid) received by a tendering stockholder shall be required to be promptly remitted and transferred by the tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, the Purchaser will be, subject to applicable law, entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

     15. CERTAIN LEGAL MATTERS.

     General. Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to the Company, Vencor and the Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to the Company's or Vencor's business or that certain parts of the Company's or Vencor's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See
Section 13.

     Antitrust Compliance. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by the Purchaser is subject to these requirements. See Section 2 of this Offer to Purchase as to the effect of the HSR Act on the timing of the Purchaser's obligation to accept Shares for payment.

     A Notification and Report Form with respect to the Offer is expected to be filed under the HSR Act as of the date of this Offer to Purchase, and the waiting period under the HSR Act will expire at 11:59 P.M., New York City time, on the fifteenth calendar day after such filing unless early termination of the waiting period is granted or Vencor receives a request for additional information or documentary material prior thereto. If either the FTC or the Antitrust Division were to request additional information or documentary material from Vencor, the waiting period would expire at 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by Vencor with such request. Thereafter, the waiting period could be extended only by agreement or by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with unless the waiting period is sooner terminated by the FTC or the Antitrust Division. See Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act, except by agreement or by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the Purchaser's purchase of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or seeking divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of Vencor, the Company or any of their respective subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 13 of this Offer to Purchase for certain conditions to the Offer that could become applicable in the event of such a challenge.

     State Takeover Laws. A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In Edgar v. MITE Corporation, the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of "Control Shares" (ones representing ownership in excess of certain voting power thresholds e.g. 20%, 33 1/3% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders.

     CONTROL SHARES. The Company is incorporated under the laws of Nevada. As described above, pursuant to the Nevada Control Share Acquisition Statute an "acquiring person", who acquires a "controlling interest" in an

"issuing corporation," may not exercise voting rights on any "control share" unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at a meeting of such stockholders. See the Introduction.

     The above provisions do not apply if the articles of incorporation or bylaws of the company in effect on the tenth day following the acquisition of a controlling interest by an acquiring person provide that said provisions do not apply. The Articles and Bylaws currently do not exclude the Company from the restrictions imposed by such provisions. The Control Share Condition would be satisfied if the Bylaws were amended such that, on the tenth day following consummation of the Offer, the Bylaws provide that the provisions of the Nevada Control Share Acquisition Statute do not apply, or, if the Purchaser, in its sole discretion, were satisfied that the Nevada Control Share Acquisition Statute was invalid or its restrictions were otherwise inapplicable to the Purchaser in connection with the Offer and the Merger for any reason, including, without limitation, those specified in the Nevada Control Share Acquisition Statute.

     BUSINESS COMBINATIONS. As further described above, the Nevada Business Combination Statute restricts the ability of a "resident domestic corporation" to engage in any combination with an "interested stockholder" for three years following the interested stockholder's date of acquiring the shares that caused such stockholder to become an interested stockholder, unless the combination or the purchase of shares by the interested stockholder on the interested stockholder's date of acquiring the shares that caused such stockholder to become an interested stockholder is approved by the board of directors of the resident domestic corporation before that date. See "Introduction." If the combination was not previously approved, the interested stockholder may effect a combination after the three-year period only if such combination meets all of the requirements of the articles of incorporation of the resident domestic corporation and such stockholder receives approval from a majority of the outstanding voting shares of disinterested stockholders or the offer meets certain fair price criteria.

     The Business Combination Condition would be satisfied if the Company Board approved the Offer and the Merger prior to consummation of the Offer and the Merger or if the Purchaser, in its sole discretion, were satisfied that the Nevada Business Combination Statute was invalid or its restrictions were otherwise inapplicable to the Purchaser in connection with the Offer and the Merger for any reason, including, without limitation, those specified in the Nevada Business Combination Statute.

     ADDITIONAL STATUTES. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer and has not complied with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer and the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See
Section 13.

     Certain Litigation. On May 7, 1997, Vencor, the Purchaser and an executive officer of Vencor and the Purchaser who is a long-time stockholder of the Company filed a Complaint against the Company in the Nevada District Court. This Complaint seeks, among other things, (i) injunctive relief requiring the Company Board to redeem the Rights and to make inapplicable to the Offer and any subsequent merger the Nevada Control Share Acquisition Statute and the Nevada Business Combination Statute, (ii) injunctive relief to invalidate the provisions of the Select Medical Merger Agreement providing for a break-up fee of $19,415,000 in the event the Company terminates the Select Medical Merger Agreement to enter into a merger agreement with Vencor and (iii) damages against the Company's directors for breaching their fiduciary duties in connection with the negotiation and execution of the Select Medical Merger Agreement.

     The Rights. The following is a summary of the material terms of the Rights Agreement. This summary is qualified in its entirety by reference to the Rights Agreement, a copy of which was filed with the Commission as an Exhibit to the Company's Registration Statement on Form 8-A dated July 10, 1996 (the "Company 8-A") and should be available for inspection, and copies may be obtained, in the same manner as set forth in Section 8. The Company 8-A describes the Rights substantially as follows (defined terms used but not defined in the following quoted excerpt are used as defined in this Offer to Purchase):

          On June 21, 1996, the Company declared a dividend of one Right on each outstanding Share, payable to stockholders of record on July 16, 1996. Each Right will entitle the holder thereof after the Rights become exercisable and until June 20, 2006 (or the earlier redemption, exchange or termination of the Rights), to buy one one-hundredth of a share of Series B Junior Participating Preferred Stock (the "Preferred Stock") at an exercise price of $45.00, subject to certain antidilution adjustments (the "Purchase Price"). The Rights will be represented by the Share certificates and will not be exercisable or transferable apart from the Shares until the earlier of (i) the tenth day after the public announcement that a Person or group has become an Acquiring Person (a Person who has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the Shares), or
     (ii) the tenth day after a Person or group commences, or announces an intention to commence, a tender or exchange offer, the consummation of which would result in the beneficial ownership by a Person or group of 15% or more of the Common Stock (the earlier of (i) and (ii) being called herein the "Distribution Date"). Prior to the Distribution Date, the Company Board has the power, under certain circumstances, to postpone the Distribution Date. Separate certificates representing the Rights will be mailed to holders of the Shares as of the Distribution Date. The Rights will first become exercisable on the Distribution Date, unless earlier redeemed or exchanged, and may then begin trading separately from the Shares. The Rights will at no time have any voting rights.

          In the event that a Person were to become an Acquiring Person (except pursuant to certain cash offers for all outstanding Shares approved by the Company Board) or if the Company were the surviving corporation in a merger and its Shares were not changed or exchanged, each holder of a Right, other than Rights that are or were acquired or beneficially owned by the Acquiring Person (which Rights will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the then-current exercise price of one Right. With certain exceptions, in the event that (i) the Company were acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or its Shares are changed or exchanged (other than a merger which follows certain cash offers for all outstanding Shares approved by the Company Board) or (ii) more than 50% of the Company's assets or earning power were sold, proper provision shall be made so that each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise thereof, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then-current exercise price of one Right.

          At any time after a Person has become an Acquiring Person and prior to the acquisition of 50% or more of the then-outstanding Shares by such Acquiring Person, the Company Board may cause the Company to acquire the Rights (other than Rights owned by an Acquiring Person which have become void), in whole or in part, in exchange for that number of Shares having an aggregate value equal to the excess of the value of the Shares issuable upon exercise of a Right after a Person becomes an Acquiring Person over the Purchase Price.

          The Rights are redeemable at $0.01 per Right prior to the first date of public announcement that a Person or group has become an Acquiring Person. Prior to the expiration of the period during which the Rights may be redeemed, the Company Board has the power, under certain circumstances, to extend the redemption period. The Rights will expire on June 20, 2006 (unless earlier redeemed or exchanged). ChaseMellon Shareholder Services, L.L.C. is the Rights Agent. Under certain circumstances set forth in the Rights Agreement, the decision to redeem or to lengthen or shorten the redemption period shall require the concurrence of a majority of the Continuing Directors (as defined in the Rights Agreement).

          The Purchase Price payable, and the number of shares of Preferred Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for or purchase the Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness, cash, securities or assets (excluding regular periodic cash dividends at a rate not in excess of 125% of the last regular periodic cash dividend theretofore paid or, in case regular periodic dividends have not theretofore been paid, at a rate not in excess of 50% of the average net income per share of the Company for the four quarters ended immediately prior to the payment of such dividend, or dividends payable in the Preferred Stock) or of subscription rights or warrants (other than those referred to above). No adjustments in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.

     Based on its review of publicly available information, Vencor believes that a Continuing Director is defined in the Rights Agreement as any director who is not an Acquiring Person, or affiliated or associated with, nominated by or an employee, director, representative or designee of an Acquiring Person, and who is a director at the time when such Person becomes an Acquiring Person, or nominated to be a director after such time and is approved by a majority of Continuing Directors. Among other provisions, to the understanding of Vencor and Purchaser, the Rights Agreement also provides that in the event that any Person becomes an Acquiring Person, the approval of a majority of Continuing Directors is required for both the initial and any subsequent postponement of the Distribution Date and for the redemption of the Rights.

     Healthcare Regulations. According to materials publicly filed by the Company, the principal businesses of the Company are in regulated industries. The Company derives substantial portions of its revenues from third party payors, including government reimbursement programs such as Medicare and Medicaid, which may assert jurisdiction as a result of the change of control over the Company and the indirect changes of control, of the Company's subsidiaries which would occur if the Offer and the Merger were consummated. In addition, participants in Medicare and Medicaid programs are required to comply with state licensure requirements. State licensure requirements and state certificate of need and similar healthcare laws may require prior approval of the change of control of the Company and the indirect change of control of the Company's subsidiaries. Any such approvals might be required either prior to the acceptance of Shares pursuant to the Offer or prior to the consummation of the Merger. Based on publicly available information, Vencor believes that the Company and its subsidiaries currently own or operate facilities in the states of California, Florida, Illinois, Indiana, Louisiana, Massachusetts, Michigan, Minnesota, Nevada, New Mexico, Texas, Washington and Wisconsin. Vencor intends to apply for all necessary approvals and currently expects that it will be able to obtain all necessary approvals within the next 30 to 45 days.

     Federal Reserve Board Regulations. Regulations G, T, U and X (the "Margin Regulations") promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. Vencor and the Purchaser will attempt to ensure that the financing of the acquisition of the Shares will be in compliance with the Margin Regulations.

     16. FEES AND EXPENSES. Credit Suisse First Boston Corporation ("CSFB" or "Credit Suisse First Boston") is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to the Purchaser in connection therewith. Purchaser has agreed to pay CSFB as compensation for its services as Dealer Manager and as financial advisor in connection with the Offer as follows a financial advisory fee of $100,000 (the "Financial Advisory Fee"), a fairness opinion fee of $500,000 (the "Fairness Opinion Fee"), a tender offer fee of $500,000 (the "Tender Offer Fee") and a transaction fee of $4,250,000 (the "Transaction Fee") upon the acquisition of 50 percent or more of the Shares. Payments of the Financial Advisory Fee the Fairness Opinion Fee and the Tender Offer Fee will be credited toward the Transaction Fee. The Purchaser has agreed to reimburse CSFB for its reasonable out-of-pocket expenses, including the fees and expenses of its counsel and any other advisors retained by CSFB resulting from or arising out of this transaction, in connection with the Offer, and has agreed to indemnify CSFB against certain liabilities and expenses in connection with the Offer and the Merger. Purchaser has agreed to reimburse CSFB for its reasonable out-of-pocket expenses, including the fees and expenses of its counsel, in connection with the Offer, and has agreed to indemnify CSFB against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

     In the ordinary course of its business, CSFB engages in securities trading, market-making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of the Company.

     Purchaser has also retained D.F. King & Co., Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses and the Purchaser will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

     The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

     17. MISCELLANEOUS. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     Neither the Purchaser nor Vencor is aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

     The Purchaser and Vencor have filed with the Commission a Statement on
Schedule 14D-1 pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in Washington, D.C., the NYSE and the PSE in the manner set forth in Section 8.

     No person has been authorized to give any information or make any representation on behalf of Vencor or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                          LV Acquisition Corp.

                                                                      SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                            VENCOR AND THE PURCHASER

     The following tables set forth the name, business address, present principal occupation and material positions and occupations within the past five years of each director and executive officer of Vencor and the Purchaser. Unless otherwise specified, each person listed below is a citizen of the United States and has his or her principal business address at 3300 Providian Center, 400 West Market Street, Louisville, Kentucky 40202.

                                     VENCOR

                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT, MATERIAL
                                                            POSITIONS
                                        HELD DURING PAST FIVE YEARS, AND BUSINESS ADDRESS
     NAME AND BUSINESS ADDRESS                               THEREOF
-----------------------------------  --------------------------------------------------------
W. Bruce Lunsford..................  Chairman of the Board, President and Chief Executive
                                     Officer of Vencor since 1985. Member and Chairman of the
                                     Executive Committee (the "Executive Committee") of
                                     Vencor since 1988.
William C. Ballard Jr..............  Director of Vencor since 1988. Member of the Executive
                                     Committee since 1990. Executive Vice President Finance
                                     and Administration of Humana Inc. from 1981 through
                                     1992. Of counsel to Greenebaum Doll & McDonald PLLC
                                     since 1992.
Michael R. Barr....................  Director of Vencor since, 1985. Chief Operating Officer and Executive Vice President of Vencor since February
                                     1996. Executive Vice President of Vencor and Chief
                                     Executive Officer of Vencor's Hospital Division from
                                     1995 through 1996. Vice President Operations from 1985
                                     through 1995.
Walter F. Beran....................  Director of Vencor since September 1995. Member of the
  515 South Flower Street            Audit Committee of Vencor (the "Audit Committee") since
  Los Angeles, CA 90071              1995. Chairman of Pacific Alliance Group since September
                                     1986.
Donna R. Ecton.....................  Director of Vencor since 1992. Member of the Audit
  10000 North 31st Avenue            Committee since 1992. Chief Operating Officer of
  Suite C100                         PETsMART, Inc. since December 1996. Chairman, President
  Phoenix, AZ 85051                  and Chief Executive Officer of Business Mail Express,
                                     Inc. from 1995 through 1996. President and Chief
                                     Executive Officer of Van Houten North America, Inc. and
                                     Andes Candies Inc., from 1991 through 1994.
Greg D. Hudson.....................  Director of Vencor since 1991. Member of the Executive
  Highway 41A                        Compensation Committee of Vencor (the "Executive
  North Providence, KY 42450         Compensation Committee") since 1991. President of Hudson
                                     Chevrolet-Oldsmobile, Inc. since 1988.
William H. Lomicka.................  Director of Vencor since 1987. Member of the Executive
  2510 Providian Center              Committee since 1988. Member and Chairman of the Audit
  400 West Market Street             Committee since 1988. President of Mayfair Capital Inc.
  Louisville, KY 40202               since 1989.
W. Earl Reed, III..................  Director of Vencor since 1987. Chief Financial Officer and Executive Vice President of Vencor since November
                                     1995. Vice President Finance and Development of Vencor
                                     from 1987 through 1995.

                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT, MATERIAL
                                                            POSITIONS
                                        HELD DURING PAST FIVE YEARS, AND BUSINESS ADDRESS
     NAME AND BUSINESS ADDRESS                               THEREOF
-----------------------------------  --------------------------------------------------------
R. Gene Smith......................  Director of Vencor since 1985 and Vice Chairman of the
  3600 National City Tower           Board since 1987. Member and Chairman of the Executive
  101 South Fifth Street             Compensation Committee since 1988. President of New
  Louisville, KY 40202               Jersey Blockbuster, Ltd. from 1987 through 1995.
                                     Chairman of the Board of Taco Tico, Inc. since 1988.
                                     Managing General Partner of Direct Program Services
                                     since 1993.
Jack O. Vance......................  Director of Vencor since September 1995. Member of the
  3592 Venture Drive                 Executive Compensation Committee since 1995. Managing
  Huntington Beach, CA 92649         Director of Management Research since 1990.
Thomas T. Ladt.....................  Executive Vice President Operations of Vencor since
                                     February 1996. President of Vencor's Hospital Division
                                     from 1995 through 1996. Vice President of Vencor's
                                     Hospital Division from 1995 through 1996. Regional
                                     Director of Operations of Vencor from 1989 through 1993.
Jill L. Force......................  Senior Vice President, General Counsel and Corporate
                                     Secretary of Vencor since December 1996. Vice President,
                                     General Counsel and Corporate Secretary from 1995
                                     through 1996. General Counsel and Corporate Secretary
                                     from 1989 through 1995.
James H. Gillenwater, Jr. .........  Senior Vice President of Planning and Development of
                                     Vencor since December 1996. Vice President of Planning
                                     and Development of Vencor from November 1995 through
                                     December 1996. Director of Planning and Development of
                                     Vencor from 1989 through 1995.

                                 THE PURCHASER

                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT, MATERIAL
                                                            POSITIONS
                                        HELD DURING PAST FIVE YEARS, AND BUSINESS ADDRESS
     NAME AND BUSINESS ADDRESS                               THEREOF
-----------------------------------  --------------------------------------------------------
W. Bruce Lunsford..................  Chairman of the Board of Directors, President and Chief
                                     Executive Officer of the Purchaser since May 1997.
                                     Chairman of the Board, President and Chief Executive
                                     Officer of Vencor since 1985. Member and Chairman of the
                                     Executive Committee of Vencor since 1988.
W. Earl Reed, III..................  Director and Vice President of the Purchaser since May
                                     1997. Director of Vencor since 1987. Chief Financial
                                     Officer and Executive Vice President of Vencor since
                                     November 1995. Vice President Finance and Development of
                                     Vencor from 1987 through 1995.
Michael R. Barr....................  Director and Vice President of the Purchaser since May
                                     1997. Director of Vencor since 1985, Chief Operating
                                     Officer and Executive Vice President of Vencor since
                                     February 1996. Executive Vice President of Vencor and
                                     Chief Executive Officer of Vencor's Hospital Division
                                     from 1995 through 1996. Vice President Operations of
                                     Vencor from 1985 through 1995.
Thomas T. Ladt.....................  Director and Vice President of the Purchaser since May
                                     1997. Executive Vice President Operations of Vencor
                                     since February 1996. President of Vencor's Hospital
                                     Division from 1995 through 1996. Vice President of
                                     Vencor's Hospital Division from 1995 through 1996.
                                     Regional Director of Operations of Vencor from 1989
                                     through 1993.
Jill L. Force......................  Secretary of the Purchaser since May 1997. Senior Vice
                                     President, General Counsel and Corporate Secretary of
                                     Vencor since December 1996. Vice President, General
                                     Counsel and Corporate Secretary of Vencor from 1995
                                     through 1996. General Counsel and Corporate Secretary of
                                     Vencor from 1989 through 1995.
James H. Gillenwater, Jr. .........  Vice President of the Purchaser since May 1997. Senior
                                     Vice President of Planning and Development of Vencor
                                     since December 1996. Vice President of Planning and
                                     Development of Vencor from November 1995 through
                                     December 1996. Director of Planning and Development of
                                     Vencor from 1989 through 1995. Vice President of the
                                     Purchaser since May 1997.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each stockholder of the Company or such stockholder's broker-dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                               The Depositary is:
                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

                  Facsimile (for Eligible Institutions Only):
                                 (201) 222-4720
                                       or
                                 (201) 222-4721

                             Confirm by Telephone:
                                 (201) 222-4707

          By Mail:                           By Hand:                     By Overnight Courier:
First Chicago Trust Company         First Chicago Trust Company        First Chicago Trust Company
        of New York                         of New York                        of New York
    Tenders & Exchanges              ATTN: Tenders & Exchanges             Tenders & Exchanges
       P.O. Box 2569             c/o The Depository Trust Company       14 Wall Street, 8th Floor
     Suite 4660 -- TTX               55 Water Street, DTC TAD               Suite 4680 -- TTX
 Jersey City, NJ 07303-2569       Vietnam Veterans Memorial Plaza           New York, NY 10005
                                        New York, NY 10041

     Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D. F. KING & CO., INC.
                                77 WATER STREET
                               NEW YORK, NY 10005
                          CALL COLLECT (212) 269-5550
                         CALL TOLL FREE (800) 755-3105

                      The Dealer Manager for the Offer is:

                           CREDIT SUISSE FIRST BOSTON
                             ELEVEN MADISON AVENUE
                            NEW YORK, NY 10010-3629
                         CALL TOLL FREE (800) 646-4543